                                                                   Exhibit 10.54


                                                        [GREENFIELD ONLINE LOGO]

                                 August 1, 2005

To the attention of Mr. Nicolas Metzke (hereinafter the "EXECUTIVE")

Dear Nicolas,

It is with great pleasure that we send you this letter further to our recent discussions and we are delighted to confirm that Greenfield Online, Inc., following the acquisition on April 6, 2005, of Ciao AG and its subsidiary Ciao France SAS, would like you to continue to play a central role in the operational management and the development of the Ciao France SAS business in the future, notwithstanding your resignation as employee of these companies. This letter provides for the terms under which you will exercise this role.

1 APPOINTMENT OF THE EXECUTIVE AS GENERAL MANAGER OF CIAO FRANCE SAS (HEREINAFTER THE "COMPANY")

1.1 Resignation of the Executive as employee

We hereby acknowledge that you have already resigned with immediate effect from your position as employee of the Company, Ciao AG, Ciao GmbH and any other companies within the Greenfield group and that you do not hold anymore any employment contract with any of these entities. We further acknowledge that you have declared that you do not have any claim against any of these entities on any ground whatsoever with respect to your past employment with them.

1.2 Appointment of the Executive as corporate officer (mandataire social)

We will procure that you will be appointed effective August 1, 2005, as General Manager (Directeur General) of the Company, by its relevant corporate body. You will also have the title of "Senior Vice President European Panels" within the internal hierarchy of the Greenfield group.

As you are aware, as General Manager you will be a corporate officer within the Company and your position shall not be construed as an employment contract governed by French labor law or any other labor laws. We have understood that you have confirmed that no other employment agreement remains in force, whether or not suspended in its application.

2 DUTIES

2.1 As General Manager of the Company, you will be entrusted with the general management of the Company and in particular with certain specific tasks to be determined within 30 days of the date of this Letter.

2.2 You will report to the sole shareholder of the Company, i.e., currently Ciao GmbH, or any body appointed for this purpose by the sole shareholder of the Company (the

"SUPERVISORY BODY"). Further functional reporting lines within the Greenfield group may be determined from time to time by the Supervising Body.

2.3 The Executive shall, internally together with other members of the management of the Company, conduct the business of the Company with the diligence of a prudent manager in accordance with all applicable laws, the Articles of Association of the Company, any management rules adopted by the Supervising Body, the instructions of the sole shareholder, if applicable, and this Letter. He shall promote the interests of the Company and, to the extent consistent with the interests of the Company, the interests of all companies affiliated within the Greenfield group (hereafter referred to as "AFFILIATES").

In this respect, the Executive shall consult the Supervisory Body with respect to certain major decisions. Those decisions and the consultation process attached to them are set forth in the attached letter (Annex A).

2.4 If requested by the Supervising Body, the Executive shall accept an office as a member in a supervisory board or comparable supervising body in other companies and senior management functions in Affiliates. If requested by the Supervising Body, he shall resign from such functions at any time.

3 TERMINATION

3.1 In the event of termination of the term of office of the Executive as General Manager of the Company by the sole shareholder of the Company before August 1, 2006 without an important reason, or, in the event of resignation by the Executive for Good reason as defined on Section 10.3 below, the Executive shall be entitled to the payment of his base remuneration and prorated bonus, based on the bonus earned during the previous 12 months until August 1, 2006 as described in Section 4.1, notwithstanding the termination. An important reason exists in particular if the Executive breaches the provisions of this Letter or violates the restrictions which are imposed on him by laws, by the Articles of Association, management rules or valid instructions of the Supervising Body.

3.2 In the event of termination of the term of office of the Executive as General Manager of the Company by the sole shareholder of the Company after May 1, 2006 without an important reason, or, in the event of resignation by the Executive for Good reason as defined on Section 10.3 below, the Executive shall be entitled to the payment of his base remuneration, plus pro-rated bonus, based on the bonus earned during the previous 12 months for a duration of three months after the effectiveness of his termination, provided, however, that the amount to be paid to the Executive under this Section 3.2 shall be reduced by the amount to be paid to the Executive under Section 3.1 above, if any.

In the event of termination or dismissal, the Executive commits to assist the Supervisory Board to ensure a smooth transition with the new general manager appointed if any.

4 REMUNERATION

4.1 The Executive shall receive from the Company an annual remuneration in the amount of E 116,778.33 (One Hundred and Sixteen Thousand Seven Hundred and Seventy Eight and 33/100 euros) per year, pro-rated for partial years. This remuneration shall remain in effect until December 31, 2005, after which time it will be reviewed by the Supervising Body for 2006 and each subsequent year.

4.2 The annual remuneration shall be payable in twelve equal installments at the end of each calendar month, after deduction of any amounts to be withheld under law. For any part

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of a calendar year or calendar month, payment shall be made only of an amount proportionate to such time.

4.3 In addition to the remuneration under Section 4.1 above, the Company shall pay a yearly bonus in a maximum amount of E 116,778.33 (One Hundred and Sixteen Thousand Seven Hundred and Seventy EighT and 33/100 euros), on an annual basis pro-rated for partial years to the extent the targets set out in the attached document (Annex B) have been reached.

4.4 The remuneration provided for in this Section 4 shall be a compensation for all work of the Executive. Therefore, there shall be no additional compensation for overtime, holiday or other extra work.

4.5 In addition, the Executive shall be eligible to participate in the Greenfield Online 2004 Equity Incentive Plan as described in the attached "Greenfield Online 2004 Equity Incentive Plan" information document (Annex C).

5 EXPENSES - COMPANY CAR

5.1 The Company shall reimburse necessary and appropriate expenses, including travel and business expenses in accordance with Company policy. As the case may be, proof for the expenses shall be provided in accordance with tax rules unless lump sum amounts can be reimbursed under tax law.

5.2 The Executive shall be entitled to the use of a car leased or acquired by the Company in the upper class segment (e.g. "Mercedes E-Klasse", BMW "5er-Reihe"), which shall have a retail price, including all options and upgrades of no more than E 65,000, which will remain the property of the Company. The company car will be used for business and private purposes free of any charges for the Executive. The Company shall bear any costs in relation to the company car such as insurances, taxes, fuel, inspections and the like, except for private taxes to be borne by the Executive in connection with the usage of the company car. In particular this will constitute a benefit in kind both for tax and social security purposes. The Executive shall to inform the Company of any event affecting the vehicle immediately and, at the latest, within 48 hours, so that the Company may take all necessary steps. The Executive shall maintain the vehicle in perfect condition as regards its structure and bodywork. Upon termination of the term of office of the Executive, he shall return immediately the vehicle to the Company and to hand over the papers and keys. The Executive shall be personally liable for any ticket or fine relating to parking or traffic offences that you may receive while using the company car. The Executive shall pay the whole amount owed within the required timeframe.

6 VACATION

6.1 The annual vacation entitlement of the Executive amounts to 25 working days (which term includes all days except Saturday, Sunday and official holidays).

6.2 The timing of vacation shall be determined by agreement with the Supervising Body, taking into consideration the business situation.

6.3 To the extent the Executive cannot take his vacation until the end of a calendar year because of business or personal reasons, his vacation right shall continue to exist until April 30 of the following year. If for health reasons the vacation cannot be taken in part or in full until this date, the right shall extinguish. There shall be no claim for a compensation for vacation days not taken.

6.4 If the annual vacation cannot be taken because the term of office is terminated, the Executive shall be compensated.

7 COMPENSATION IN THE EVENT OF SICKNESS

7.1 In case of sickness, the monthly payments will be continued for a period of three months.

7.2 Any payments from third parties, e.g. insurances, shall reduce the payments of the Company insofar as the aggregate payments from the insurance and the Company would exceed the net amounts which the Executive would receive pursuant to Section 4 if he would work.

7.3 Should the Executive die during his term of office, his wife or other persons entitled to support shall receive the remuneration pursuant to Section
4.1 for a period of six months following the month of death. If at this point of time his wife should already have deceased, any children entitled to support shall obtain these payments.

7.4 The Executive hereby assigns to the Company his claims for damages which he may have against third parties who have caused his inability to work to the extent the Company makes payments under the above continuation rule. He undertakes to provide to the Company any information which it may require in connection with the prosecution of such claims and to support it in pursuing them.

8 ADDITIONAL ACTIVITIES

8.1 The Executive shall use his complete working capacity as well as his knowledge and experience in the interest of the Company. He may freely determine his working time.

8.2 Any other gainful activity shall require the prior consent of the Supervising Body. The Executive undertakes to inform the Supervising Body in advance in writing on any other activity that does or may require consent.

8.3 The Supervising Body may withhold or withdraw his consent only if the relevant other activity as such or together with other activities may in the opinion of the Supervisory Body, negatively affect the work of the Executive for the Company or other interests of the Company or the Affiliates.

8.4 Publications and lectures regarding the field of activities of the Company as well as accepting an office on supervisory bodies of other companies or a honorary office in organizations shall require the prior written consent of the Supervising Body except for lectures and publications of the Executive of a general scientific nature which do not relate to the core business of the Company or the Affiliates.

8.5 At the request of the Supervising Body which may be made at any time the Executive shall resign from all offices he holds as a consequence of or in connection with his appointment as General Manager of the Company.

9 INVENTIONS AND SUGGESTIONS FOR IMPROVEMENT

9.1 The Executive shall promptly notify the Company in writing on any invention made by him which is resulting from his work with the Company or is based on know-how or work results of the Company's business to a significant degree ("COMPANY RELATED INVENTION").

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9.2 The Company may claim any Company Related Invention by written notification to the Executive within four months after receiving the notification from the Executive. Effective upon receipt of such notification of the Company by the Executive, all rights in the invention shall be deemed transferred to the Company. If the Company does not claim the invention within such period of four months, the invention shall be at the Executive's free disposal.

9.3 If during the term of his Agreement the Executive makes an invention which is not a Company Related Invention, he shall inform the Company immediately in writing. If such invention falls into the field of activity of the Company or an Affiliate, the Executive shall offer to the Company an exclusive right to use the invention at reasonable terms in accordance with market practice. The Executive may not use such invention during the term of this Letter unless the Company declines the offer in writing or three months have passed since the notification was received by the Company and the Company has not accepted the offer.

9.4 The Executive and us agree that the Company has full and exclusive rights to all inventions, copyrighted works and other intellectual property rights made or acquired by the Executive during the time of his employment and term of office with the Company prior to the signing of this Letter whether or not formalities like those provided for in this Letter had been complied with at the relevant time or whether it would or would not be considered as a Company Related Invention under the provisions of this Letter.

10 NON-COMPETE CLAUSE

10.1 During the term of his office, the Executive shall not become active, neither directly nor indirectly, neither for his own account nor as an employee, for a business which is directly competing, or where there are concrete indications that it may competing, with the Company or an Affiliate. The Executive shall also refrain from soliciting the employees of the Company or the Affiliates or SRVY and its affiliates. This prohibition shall apply also to any consulting or other promoting of such business, even on an intermediate basis, to the starting of any such business and to the taking of any participation or interest in any such business. The prohibition shall not apply to the holding of shares in companies listed on a stock exchange representing less than one percent of the share capital.

10.2 The prohibition in Section 10.1 shall continue to apply for a period of two years following your term of office on the basis of the business of the Company or an Affiliate carried out on the date of resignation or dismissal or other termination of your term of office (taking into account any business under development by these companies to the extent known by the Executive). Provided that the Executive has been terminated without an important reason (for cause), or has resigned for "Good Reason", as defined below, the Executive shall be entitled to compensation payments during such period which in each month shall amount to 50% of one twelfth of the total remuneration base compensation received by the Executive during the 12 preceding months prior to termination or dismissal. The Company may waive the prohibition provided for in this Section
10.2 at any time, in which case the obligation to pay compensation shall cease.

10.3 Resignation for Good Reason. The Executive may resign for Good Reason effective 30 days after giving the notice contemplated by this Section 10.3, unless the Company cures the event or condition constituting Good Reason within such period. For purposes of this Section 10.3"Good Reason" shall mean any one of the following: (i) a material diminution of the Executive's title and status as set forth in this Letter or assignment to duties and responsibilities inconsistent with those set forth in this Letter; (ii) the relocation of the Executive to any place 200 kilometers outside of the city of Paris, France (other than with Executive's prior consent); or (iii) a substantial reduction of the Executive's compensation package as set forth in this Letter, unless such a reduction is made by the Company ratably with all other executives at similar levels of responsibility. Notwithstanding the foregoing, any of the events described in clauses (i) through (iii) of this Section 10.3 shall constitute "Good Reason" only if the Company fails to cure such event within 30 days after receipt from the Executive of written notice of the event which constitutes Good Reason; and "Good Reason" under clauses (i) through (iii) above shall cease to exist for an event on the 60th day following the later of its occurrence or the Executive's actual knowledge thereof, unless the Executive has given the Company written notice thereof prior to such date.

10.4 Any exemptions from Sections 10.1 or 10.2 shall have to be agreed in writing by the Supervising Body

11 CONFIDENTIALITY

11.1 The Executive shall keep strictly confidential all information relating to the Company and the Affiliates which becomes known to him during his work for the Company. In particular he shall not disclose any company or business secrets.

11.2 Information may only be disclosed to third parties in fulfillment of a contractual obligation of the Company or if this is done in the interest of the Company or following a court or administrative order.

11.3 The obligations under this Section 11 shall continue to apply after the term of office of the Executive.

12 CONTRACTUAL PENALTY

In the event of any breach of the obligations in Sections 10 and 11 of this Letter, the Executive shall pay a penalty in an amount equivalent to the remuneration pursuant to Section 4.1 received during the twelve calendar months preceding the breach or, if the breach is committed after termination or resignation, preceding termination or resignation from the term of office. In the event of a continuing breach, such penalty shall be due for each month in which the breach occurs. The preceding provisions shall not affect any other claims of the Company resulting from the relevant breach. In the event that the Executive has made contractual payments for a breach of the non-competition provisions of the Share Purchase Agreement ("SPA") between the Purchaser (as such term is defined in the SPA) and the shareholders of Ciao, AG, then any such payment shall be used to offset the payments due under this Section 12, provided that they are due for the same calendar periods.

13 RETURN OF DOCUMENTS

Upon request of the Company at any time, the Executive shall return all documents, records, data, storage devices, other objects and materials which he obtained or holds in connection with his employment and shall certify in writing the completeness of the material returned.

14 INSURANCE

14.1 The Company shall obtain insurance for the benefit of the Executive against accidents in the amount of E 500,000 for death and E 300,000 for disability and professional liability insurance.

14.2 The Company shall obtain private unemployment insurance in accordance with the provisions of Annex D, which insurance shall be effective as of August 1, 2006. In the event of the Executive's termination prior to August 1, 2006, the Company shall continue to pay the premiums for such insurance until August 1, 2006.

15 MISCELLANEOUS

15.1 Any amendment, addition or cancellation of this Letter shall be made in writing in order to be effective. This also applies to this written form requirement. Any oral agreements, also those made prior to this Letter, shall have no effect.

15.2 This Letter shall be subject to French law and construed accordingly.

15.3 All notices of the Executive concerning this Letter shall be addressed to the Supervising Body.

15.4 The ineffectiveness of any of the provisions shall not invalidate the remaining provisions of this Letter. In such case a provision shall apply which comes as closely as possible to the intent of the invalid provision.

                                        *

Finally, we are excited about the skills and knowledge you will continue to bring to Ciao France SAS and we believe that a corporate officer with your capabilities and energy will be successful in developing Ciao France SAS.

We trust that you will find these terms satisfactory. Please confirm your acceptance of the above terms by signing the enclosed duplicate of this Letter.

Best regards,

_________________, __________                   ______________, ___________
Greenfield Online, Inc.
By:

/s/ Dean Wiltse                                 /s/ Nicolas Metzke
-------------------------------                 -------------------------------
Dean Wiltse, CEO


Accepted by Nicolas Metzke
On July 29, 2005

                                     ANNEX A
                              CONSULTATION PROCESS

August 1, 2005

Attention Nicolas Metzke

Dear Nicolas,

You are entrusted with the general management of Ciao France SAS and we are very happy and proud to have you. You have our total confidence and we do not want to interfere with your daily management duties.

However, as you can certainly understand, and in accordance with the practice of our group, we would like to be consulted with respect to certain major decisions. For the sake of clarity, both for you and ourselves, we set forth below a list of actions in connection with which we request that you consult with us and obtain our approval prior to taking any action. Please note that this policy continues to apply also in case of delegation of powers by you to certain of your employees.

Please note that we do not intend for this process to paralyze your management of the company. This consultation process can be conducted in an informal manner, through e-mail or faxes, for example, without any need for formal shareholder's decisions (unless and when required under French law).

Please return to us a copy of this letter with your signature to acknowledge your agreement with this process.

Please note that we may amend this document from time to time and may also adjust this list with you based on experience.

1. BANK AND GUARANTY

1.1. Opening and closing bank accounts

1.2. Granting guaranties (caution, aval, garantie)

1.3. Granting loans or other financial facilities, other than payment facilities to clients in the ordinary course of business

1.4. Obtaining loans or other financial facilities, other than payment facilities from suppliers in the ordinary course of business

1.5. entering into any financial lease (credit bail, locations financiers) other than in the ordinary course of business

2. COMMERCIAL CONTRACTS

2.1. Entering into, terminating or substantially amending relationships with suppliers or clients when the annual amount at stake is in excess of Euros 100,000

2.2. Entering into, terminating or substantially amending long term relationships with suppliers or clients

3. COMMERCIAL LITIGATION

3.1. Initiating any judicial or arbitral action for matters exceeding Euros 100,000

3.2. Settling any dispute for an amount exceeding Euros 100,000

4. LABOR MATTERS

4.1. Hiring any supervisory-level employee with an annual gross remuneration exceeding Euros 50,000

4.2. Dismissing any supervisory-level employee with an annual gross remuneration exceeding Euros 50,000

4.3. Modifying substantially the remuneration or other benefits policy

4.4. Entering into any company agreement or other collective agreement with the employees

4.5. Initiating any collective dismissal of more than 5 employees within a short period of time

4.6. Settling any labor dispute for an amount exceeding Euros 50,000

5. CAPITAL EXPENDITURES

5.1. Making any capital expenditure for an amount exceeding Euros 50,000

5.2. Buying, selling or leasing (as tenant or landlord) any real property

5.3. Disposing of equipment assets for a book value exceeding Euros 50,000

6. IP

6.1. Selling or granting of any license for IP rights

7. ENVIRONMENT

7.1. Engaging any environmental remediation work

7.2. Negotiating with or making commitments to the environmental authorities

8. CORPORATE

8.1. Initiating any bankruptcy or insolvency proceedings

8.2. Opening or closing of branches or subsidiaries

8.3. Making any direct or indirect investment in an other company or undertaking

8.4. Modifying the corporate structure (by-laws, share capital, shareholding and corporate officers) of any company within the group

8.5. Declaring or paying any dividends

Best regards,

-------

Accepted by Nicolas Metzke
On August 1, 2005

                                     ANNEX B
                                  BONUS TARGETS

NICOLAS METZKE, MANAGING DIRECTOR, SVP EUROPEAN PANEL FOR THE GREENFIELD ONLINE GROUP, REPORTING TO THE SVP OF GLOBAL PANEL OF GREENFIELD ONLINE, INC.

Salary = EURO 116,778.33

Bonus potential at 100% = EURO 116,778.33

100% of Bonus or EURO 116,778.33 is based on the target bonus program for senior executives to be established by the Compensation Committee of the Board of Directors of Greenfield Online, Inc. ("SRVY"). The bonus shall be pro-rated for the partial year 2005, and the bonus amount and achievement targets shall be re-established annually for senior managers of the Greenfield Online Group SRVY's Compensation Committee.

The BU bonus attainment is to be paid quarterly but at a rate of 50% of what is earned. The remaining 50% will be paid at the end of the year if the total annual target is reached. If the target is exceeded then the bonus dollar potential grows at the same percentage as the overachievement percentage of the target. No bonus is due unless 90% of the target is attained. The bonus dollars to be paid at a level below 100% are the same as the attainment percentage.

                                    ANNEX C
                  GREENFIELD ONLINE 2004 EQUITY INCENTIVE PLAN

                                                        [GREENFIELD ONLINE LOGO]

June 10, 2005

To: Nicholas Metzke

Subject: Employee Stock Options

Dear Nicholas:

Congratulations! On behalf of management, I am pleased inform you that on May 10, 2005, the Board of Directors approved a grant to you of options to purchase the Company's common stock. You have been granted options to purchase 50,000 shares pursuant to the terms of the Company's 2004 Equity Incentive Plan (the "Plan"). These options will have an exercise price of $14.99. They will have a 7-year term and will vest according to the following schedule: 25% will vest on December 31, 2005, and 12.5% will vest on each 6-month anniversary thereafter.

GREENFIELD ONLINE, INC.

Dean A. Wiltse
President and CEO

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                                     ANNEX D
                         PRIVATE UNEMPLOYMENT INSURANCE

SIMULATION GSC (www.gsc.asso.fr)

GSC = PRIVATE INSURANCE COMPANY FOR COMPANY DIRECTORS THAT ARE NOT ELLIGIBLE FOR PUBLIC INSURANCE (ASSEDIC)

Annual gross salary (include. 50% bonus)    180.000.00 E
Fiscal salary                               135,000.00 E
Max Indemnification period                     24 months

Insurance payment choosen in this model        18 months
Max. insurable amount 70% of salary          94,500.00 E

http:// www.qsc. asso.fr/ indem_barem.html

                                             MAX. LENGTH OF                             YEARLY
                          POTENTIAL TOTAL   INSURANCE PAYMENT        MONTHLY         CONTRIBUTION
         MONTH            INDEMNIFICATION      (IN MONTHS)      INDEMNIFICATION NM       GFOL
-----------------------   ---------------   -----------------   ------------------   ------------
 N (-> first year)                0.00 E             -                  0.00 E         5,706.00 E
 N + 12 months (year 2)      84,538.00 E            12              7,044.83 E         8,695.00 E
 N + 15 months               47,552.00 E            12
 N + 18 months              126,807.00 E            12
 N + 24 months (year 3)     126,807.00 E            18              7,044.83 E         8,695.00 E

 following years            126,807.00 E            18              7,044.83 E         8,695.00 E

COMPARISON TO CURRENT SITUATION
Base salary plus 50 % bonus                                                          180,000.00 E
Monthly costs to Ciao under current status                                               634.98 E
Yearly costs to Ciao under current status                                              7,619.76 E

DIFFERENCE PUBLIC VS. PRIVATE INSURANCE
Year 1                                                                                -l,9l3.76 E
Year 2                                                                                 1,075.24 E
Year 3                                                                                 1,075.24 E
total after 3 years                                                                      236.72 E

any year after year 2                                                                  1,075.24 E